Exhibit 5.2

September 14, 2022

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4, 28050 Madrid, España

Re: Banco Bilbao Vizcaya Argentaria, S.A. issue of 5.862% Senior Non-Preferred Fixed-to-Fixed Rate Notes due 2026 (CUSIP number: 05946K AK7) (the “2026 Senior NP Notes”) and of 6.138% Senior Non-Preferred Fixed-to-Fixed Rate Notes due 2028 (CUSIP number 05946K AL5) (the “2028 Senior NP Notes” and, together with the 2026 Senior NP Notes, the “Notes”).

We have acted as Spanish legal counsel for Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA” or the “Issuer”) in connection with the issuance of the above-referenced securities and the pricing agreement (the “Pricing Agreement”) and the underwriting agreement (the “Underwriting Agreement” and, together with the Pricing Agreement, the “Agreements”) dated September 6, 2022 entered into among the Issuer and BBVA Securities Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank Europe SE, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and TD Securities (USA) LLC (the “Underwriters”).

The Notes will be issued under the Senior Non-Preferred Debt Securities indenture (the “SNP Base Indenture”) dated June 25, 2019 between BBVA, as issuer, and The Bank of New York Mellon, acting though its London Branch, as trustee (the “Trustee”), transfer agent and paying agent (the “Paying Agent”), as amended and supplemented, with respect to the 2026 Senior NP Notes, by the First Supplemental Indenture dated September 14, 2022 (the “First SNP Supplemental Indenture”) and, with respect to the 2028 Senior NP Notes, by the Second Supplemental Indenture dated September 14, 2022 (the “Second SNP Supplemental Indenture,” and each of the First SNP Supplemental Indenture and the Second SNP Supplemental Indenture a “Supplemental Indenture”). The SNP Base Indenture, as so amended and supplemented by the applicable Supplemental Indenture with respect to each such series of Notes, is referred to as the “Indenture.”

1.	BACKGROUND

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuer and such other documents and certificates, and made such inquiries with officers of the Issuer as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

(i)	a copy of the Agreements;

(ii)

a copy of the public deed of issuance of the 2026 Senior NP Notes executed before the Notary Public of Madrid Mr. Rodrigo Tena Arregui on September 8, 2022 under number 1,819 of his official records, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,084, Sheet 132, Page BI-17-A, Entry 4,402 (the “2026 Senior NP Notes Public Deed”);

(iii)

a copy of the public deed of issuance of the 2028 Senior NP Notes executed before the Notary Public of Madrid Mr. Rodrigo Tena Arregui on September 8, 2022 under number 1,820 of his official records, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,084, Sheet 134, Page BI-17-A, Entry nº 4,403 (the “2028 Senior NP Notes Public Deed” and, together with the 2026 Senior NP Notes Public Deed, the “Public Deeds”);

(iv)	a copy of the executed Notes;

(v)	a photocopy of the deed of incorporation of the Issuer granted on October 1, 1988, before the Notary Public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his official records;

(vi)	a copy of the by-laws of the Issuer (the “By-Laws”);

(vii)	a copy of the certification issued by the Secretary of the Board of Directors of the Issuer including the resolution passed by the Board of Directors of such company on June 25, 2019;

(viii)

a copy of the registration statement on Form F-3 (File No. 333-266391) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2022 (the “Registration Statement”) and the related prospectus (including the documents incorporated by reference therein) dated July 29, 2022 (hereinafter referred to as the “Base Prospectus”);

(ix)	a copy of the Preliminary Prospectus Supplement filed with the Commission on September 6, 2022 (the “Preliminary Prospectus Supplement”);

(x)	a copy of the final Prospectus Supplement filed with the Commission on September 7, 2022 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(xi)

a copy of the free-writing prospectus set forth in Appendix B to the Pricing Agreement (the “Pricing Term Sheet” and, together with the Registration Statement, including the Base Prospectus and the Preliminary Prospectus Supplement, the “Disclosure Package”);

(xii)

a copy of the public deed executed before the Notary Public of Madrid Mr. Rodrigo Tena Arregui on December 18, 2015 under number 3,357 of his official records under which BBVA granted powers of attorney in favor of Mr. Ignacio Echeverría Soriano, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 5,539, Sheet 156, Page BI-17-A, entry nº 3,376;

(xiii)	an on-line excerpt (nota simple telemática) of the data of the Issuer issued by the Commercial Registry of Vizcaya as of September 14, 2022; and

(xiv)

search result dated September 14, 2022 for the Issuer on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

1.2	Limitations

a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

b)

We do not express any opinion on the laws of any jurisdiction other than the laws of Spain in force as of the date hereof, on public international law or on the rules of or promulgated under or by any treaty organization.

c)

Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA.

2.	ASSUMPTIONS UNDERLYING THE OPINION

On issuing this opinion, we assume that:

(i)

the documents we have consulted and reviewed to issue this opinion and the signatures, stamps and seals attached thereto are accurate, genuine and complete and have not been modified or rendered null and void by any documents other than those provided by, or publicly available in, the consulted and reviewed sources;

(ii)	the photocopies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

(iii)	the signatures and seals appearing in the executed documents submitted to us are authentic;

(iv)

the Underwriters, the Paying Agent and the Trustee and any other party different from the Issuer, have the corporate power and authority to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, thereby becoming legal and valid obligations binding on the parties thereto (except for the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Agreements and other documents is to be performed in any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(v)

the individuals that execute the Agreements on behalf of the parties thereto (except for the Issuer), as the case may be, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

(vi)

all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Issuer);

(vii)	the absence of fraud and the presence of good faith on the part of the Issuer;

(viii)

the representations and warranties (other than any representations and warranties as to which we are expressing opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

(ix)

without having made any investigation, that the Agreements, governed by the laws of the State of New York, and any other applicable laws other than the laws of Spain, constitute legal, valid, binding and enforceable obligations to the respective parties thereto under such laws;

(x)

there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

(xi)

insofar as any obligation under the documents examined is to be performed in, or is otherwise subject to, any jurisdiction other than the Kingdom of Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction; and

(xii)	the Issuer will receive the required consideration under the Notes, as provided for in the Underwriting Agreement.

3.	SCOPE OF THE OPINION

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	OPINION

A.

The Issuer is a limited liability company (“Sociedad Anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain and has full power and capacity to conduct its businesses as described in the Disclosure Package and the Prospectus, to enter into the Agreements and the Public Deeds, to issue the Notes and to undertake and perform its obligations established thereunder.

B.

The Issuer has all requisite power and authority to enter into and perform its obligations under the Agreements and the Public Deeds, to issue and perform its obligations under the Notes and has taken all necessary actions to approve and authorize the execution and delivery the Public Deeds and the issuance of the Notes and the performance of its obligations thereunder.

C.	The Issuer, as a limited liability company (“Sociedad Anónima”), has all the requisite corporate power and authority to issue the Notes.

D.

The Public Deeds and the Notes have been duly authorized, executed, issued and delivered by the Issuer, as applicable, and constitute legal, valid, binding and enforceable obligations of the Issuer, enforceable against the Issuer in accordance with their terms, are in appropriate form to be admissible in evidence in the Courts of the Kingdom of Spain and contain no material provision that is contrary to law or public policy in the Kingdom of Spain.

E.	The Notes have been duly authorized and validly issued and fully paid-in and no holder thereof is or will be subject to personal liability by reason only of being such a holder.

F.	Insofar as matters of Spanish law are concerned, the Registration Statement, the Disclosure Package and the Prospectus have been duly authorized by and on behalf of the Issuer.

5.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(i)

We do not give any opinion to any laws other than the laws of Spain in force as of the present date. Accordingly, this opinion is confined to Spanish Law only as currently in force and as construed in Spain.

(ii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors´ rights generally, as well as to any principles of public policy (“orden público”).

It should be noted that according to Sections 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

(iii)

The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Public Deeds and the Notes are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

(iv)	Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a

Spanish court may not uphold or enforce terms and conditions in the Agreements, the Notes and the Public Deeds giving discretionary authority to one of the parties.

(v)

A Spanish court might not enforce any provision of the Agreements, the Public Deeds and/or the Notes which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

(vi)

Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to Article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

(vii)

Pursuant to the general principles of Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the rules of evidence in any judicial proceeding cannot be modified by agreement of the parties, and consequently, any provision of the Agreements, the Public Deeds and/or the Notes by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

(viii)

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(ix)	Claims may be or become subject to defenses of set-off or counter-claim.

(x)	A waiver of all defenses to any proceedings may not be enforceable.

(xi)

The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

(xii)	The ability of terminating an agreement is subject to judicial review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiii)

Under the Insolvency Law, the declaration of insolvency of a debtor does not by itself affect the effectiveness of contracts with reciprocal outstanding obligations. Any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (“masa activa”).

(xiv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xv)	Enforcement of clauses providing for specific performance of an obligation may be replaced by courts with a monetary compensation.

(xvi)

The fact that the powers of the Trustee to act on behalf of the holders result from the Indenture may cause certain delays in the process of enforcement of the Notes before the Spanish courts. The Kingdom of Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the Court and may require additional evidence of the empowerment, such as a sworn translation of the Indenture or other documents related to the granting of powers under New York Law, which may result in a delay of the enforcement process.

(xvii)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of opinion (E), we have considered that the terms (i) “validly issued” means that (x) the Issuer is validly existing under the laws of Spain, and the Notes are duly authorized; (y) the actions required by Spanish corporation law to approve the issuance of the Notes have been taken; and (z) the Notes have been issued in compliance with the requirements of Spanish law, the Issuer’s Bylaws, and the resolutions approving the issuance of those securities; (ii) “duly authorized” means that the Issuer, under applicable law and its Bylaws, has the power to issue the Notes and has taken all corporate actions necessary to create that power; and (iii) “fully paid-in” means that the consideration received by the Issuer satisfies, in both type and amount, the requirements of Spanish corporation law, the Issuer’s Bylaws, the resolutions approving the issuance, and any other applicable agreement required under Spanish law.

This opinion is being furnished by us, as Spanish counsel to the Issuer, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues S.L.P.

J&A Garrigues S.L.P.